Encision Reports Second Quarter Fiscal Year 2019 Results

BOULDER, Colo., Nov. 6, 2018 /PRNewswire/ -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2019 second quarter that ended September 30, 2018.

The Company posted quarterly net revenue of $2.20 million for a quarterly net income of $12 thousand, or $0.00 per diluted share. These results compare to net revenue of $2.16 million for a quarterly net income of $116 thousand, or $0.01 per diluted share, in the year-ago quarter. Net revenue for last year's quarter included net revenue of $74 thousand from an order for non-AEM product. Gross margin on net revenue was 55% in the fiscal 2019 second quarter and 58% in the fiscal 2018 second quarter. Gross margin on net revenue was lower in the current quarter as a result of product mix and higher material cost.

The Company posted six months net revenue of $4.60 million for a six months net income of $31 thousand, or $0.00 per diluted share. These results compare to net revenue of $4.53 million for a six months net income of $298 thousand, or $0.03 per diluted share, in the year-ago six months. Net revenue for last year's six months included net revenue of $329 thousand from an order for non-AEM product. Gross margin on net revenue was 54% in the fiscal 2019 six months and 58% in the fiscal 2018 six months. Gross margin on net revenue was lower in the current six months as a result of product mix and higher material cost.

"We had strong AEM product revenue growth of 5% year over year and posted a modest profit for the quarter," said Greg Trudel, President and CEO of Encision Inc. "The increase of sales and marketing expense reflects the costs of increased direct sales representation, higher commissions on higher revenue, and higher commission rates on exceeded quotas. The investment to fortify our sales channel with direct sales representation to fill strategic gaps and supplant underperforming distribution relationships is showing promising results and we look forward to developing that strata further. Our sales team continues to deliver new account conversions and we are excited over the growing pipeline and sales momentum."

"During the six months, the FDA issued a Safety Communication, 'Recommendations to Reduce Surgical Fires and Related Patient Injury: FDA Safety Communication' that describes the dangers of monopolar electrosurgery and the means to mitigate or eliminate this risk. The Safety Communication states that, 'In addition to serving as an ignition source, monopolar energy use can directly result in unintended patient burns from capacitive coupling and intra-operative insulation failure. If a monopolar electrosurgical units (ESU) is used: Do not activate when near or in contact with other instruments.' This Safety Communication will help to build awareness of the dangers of stray energy among health care providers. We see that health care providers are becoming more willing to discuss stray energy risks and to consider technology solutions to safeguard their patients. Encision applauds the efforts of the FDA to safeguard the American public from this very real and prevalent surgical risk." The Safety Communication was released by the FDA on May 29, 2018. It is on the FDA's website at: https://www.fda.gov/MedicalDevices/Safety/AlertsandNotices/ucm608637.htm.

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2018 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Unaudited Condensed Statements of Operations
(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net revenue	$2,197	$2,163	$4,601	$4,526
Cost of revenue	992	904	2,095	1,923
Gross profit	1,205	1,259	2,506	2,603
Operating expenses:
Sales and marketing	656	574	1,432	1,176
General and administrative	322	366	642	689
Research and development	187	190	353	411
Total operating expenses	1,165	1,130	2,427	2,276
Operating income	40	129	79	327
Interest expense and other expense, net	(28)	(13)	(48)	(29)
Income before provision for income taxes	12	116	31	298
Provision for income taxes	––	––	––	––
Net income	$12	$116	$ 31	$ 298
Net income per share—basic and diluted	$0.00	$0.01	$0.00	$0.03
Weighted average number of shares—basic	10,683	10,683	10,683	10,683
Weighted average number of shares—diluted	10,718	10,692	10,711	10,692

Encision Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	September 30, 2018	March 31, 2018
ASSETS
Cash and cash equivalents	$ 162	$ 114
Restricted cash	25	25
Accounts receivable, net	1,107	963
Inventories, net	1,368	1,437
Prepaid expenses	99	75
Total current assets	2,761	2,614
Equipment, net	281	349
Patents, net	261	270
Other assets	19	19
Total assets	$ 3,322	$ 3,252
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 569	$ 467
Accrued compensation	285	257
Other accrued liabilities	161	285
Deferred rent	––	30
Total current liabilities	1,015	1,039
Deferred rent	46	10
Total liabilities	1,061	1,049
Common stock and additional paid-in capital	23,844	23,818
Accumulated (deficit)	(21,583)	(21,614)
Total shareholders' equity	2,261	2,204
Total liabilities and shareholders' equity	$ 3,322	$ 3,252

Encision Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Six Months Ended
	September 30, 2018	September 30, 2017
Operating activities:
Net income	$ 31	$ 298
Adjustments to reconcile net income to cash generated by operating activities:
Depreciation and amortization	92	102
Share-based compensation expense	26	33
(Recovery from) provision for doubtful accounts, net	(1)	(24)
(Recovery from) inventory obsolescence, net	4	(10)
Changes in operating assets and liabilities:
Accounts receivable	(143)	146
Inventories	65	(76)
Prepaid expenses and other assets	(24)	(92)
Accounts payable	103	3
Accrued compensation and other accrued liabilities	(90)	(6)
Net cash generated by operating activities	63	374

Investing activities:
Acquisition of property and equipment	(10)	(16)
Patent costs	(5)	(24)
Net cash (used in) investing activities	(15)	(40)

Financing activities:
Paydown of credit facility, net change	––	(275)
Net cash (used in) financing activities	––	(275)

Net increase in cash, cash equivalents, and restricted cash	48	59
Cash, cash equivalents, and restricted cash, beginning of period	139	95
Cash, cash equivalents, and restricted cash, end of period	$ 187	$ 154